                                                                    EXHIBIT 14.1




October 13, 2004



My fellow employees:

Trust is the foundation of our business at Popular. In order to nurture and grow that trust it is imperative that every one of us at Popular feel a deep commitment to having our every action meet the highest ethical standards. That is our tradition and key to our future.

We have revised our Code of Ethics to further emphasize ethics as the cornerstone of our trust. The Code of Ethics generally covers different situations that may arise in the course of business. I expect you to abide by it. The Code is a framework for ethical conduct since we can't foresee every situation that could potentially affect Popular; our guiding principles are common sense, prudence and clarity of intention.

I have extracted eleven principles from the Code of Ethics that in my view represent the essence of the conduct we all must abide by:

1. You must never use or attempt to use your position at Popular to obtain improper personal benefit.

2. You must not accept a gift or other thing of value if by accepting it you may create the impression that your business judgment has been or could be compromised.

3. You should endeavor to deal fairly with Popular's customers, service providers, suppliers, competitors and employees.

4. In carrying out our business we often learn confidential proprietary information about Popular, its customers, suppliers or employees. You must maintain the confidentiality of the information entrusted to us and use it appropriately.

5.       You must avoid any real or potential conflict of interest.

My fellow employees
Page 2
October 13, 2004


6. You are personally responsible for the integrity of the information, reports and records under your control.

7. Popular's tangible and intangible assets (such as cash, business plan, customer information, supplier information, intellectual property, etc.) must be protected and only used for proper corporate purposes.

8. The community perceives you as a representative of Popular therefore, we should all strive to lead a decorous and respectable community life involved with the communities we serve.

9. You have a right to voluntarily participate in the political process, however, you must do so as an individual not a representative of Popular.

10. Popular is committed to comply with all applicable laws, rules and regulations and you must adhere to such standards.

11. You are expected to report any ethical issues on a timely and complete basis.


Our high standards of ethics, integrity and morality define our corporate culture. That is our tradition and that is why we have always defined "integrity" at the core of our Institutional values. Ethical conduct is also key to our future. We must never breach the trust deposited on us by our directors, shareholders, customers and the communities we serve.

Sincerely,


S/Richard L. Carrion
--------------------
Name: Richard L. Carrion
Title: Chief Executive Officer

                              (POPULAR, INC. LOGO)


                                 CODE OF ETHICS

                         INSTITUTIONAL VALUE - INTEGRITY
                     "WE ARE GUIDED BY THE HIGHEST STANDARDS
                       OF ETHICS, INTEGRITY AND MORALITY.
                        OUR CUSTOMERS' TRUST IS OF UTMOST
                         IMPORTANCE TO OUR INSTITUTION."

I.       INTRODUCTION

The communities we serve recognize that Popular, Inc. and its subsidiaries (hereinafter "Popular") are respected institutions that have always been examples of professional conduct in business practice. Our high standards of ethics, integrity and morality define our corporate culture.

Popular's Code of Ethics reaffirms our corporate culture and provides the general rules to be followed by our directors, employees (including regular and temporary employees) and certain independent contractors or consultants in order to achieve a conduct that reflects our ethical principles.

Employees must read this Code in conjunction with the Employee Manual, policies and guidelines applicable to your business area. It is your responsibility to become familiar with these policies. The Code provides a framework for ethical conduct and is not intended to establish rules governing every possible situation that could potentially affect the reputation of Popular. Our best guide is common sense, prudence and clarity of intention.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Popular is committed to comply with all applicable laws, rules and regulations. Therefore, you must adhere to the standards and restrictions imposed by such laws, rules and regulations. Portions of this Code may be supplemented or superseded by the legal requirements in different jurisdictions.

WAIVERS OF THIS CODE

From time to time, Popular may waive some provisions of this Code. If you believe that a waiver may be called for, you must contact Popular's Ethics Officer.

However, under the rules of the NASDAQ Stock Market, any waiver of this Code for executive officers or directors of Popular may be made only by the independent members of the Board of Directors and must promptly be disclosed to stockholders. Therefore, any executive officer or director of Popular who believes that a waiver may be called for must immediately contact Popular's Chief Legal Officer.


OBSERVANCE OF THIS CODE

Observance of this Code is extremely important to Popular. A violation of this Code will be regarded as a serious offense and may constitute grounds for disciplinary action, which may include termination of employment, termination of contract or removal from the Board of Directors.

II.      YOUR RESPONSIBILITIES TO POPULAR

POPULAR'S ASSETS

Popular needs you to protect its tangible and intangible assets, which include cash, securities, business plans, customer information, supplier information, distributor information, intellectual property (computer programs, models, trademarks and other items), physical property and services, as well as those of its customers, suppliers and distributors that are under your control. Popular's assets may be used only for proper corporate purposes. Misappropriation of these assets is a breach of your duty to Popular and may constitute an act of fraud punishable by law. Notice that carelessness or waste of Popular's assets is also a breach of your responsibilities to Popular.

Popular's telephone, e-mail, voicemail and computer systems are mainly for business purposes and may not be used in a manner that could be detrimental or embarrassing to Popular. Personal communications using these systems must be kept to a minimum. You must follow Popular's Information Systems Use Policy at all times.

Our employees must disclose and assign to Popular all interest in any invention, improvement, discovery or work of authorship made or conceived in connection with their employment with Popular. If your employment is terminated, all rights to property and information generated or obtained as part of your employment relationship remain the exclusive property of Popular.

Popular prohibits the copying, selling, using or distributing of information, software and other forms of intellectual property in violation of license agreements.

POPULAR'S RECORDS AND REPORTS

The records, data and information that Popular owns, collects, uses and manages must be precise and complete. You are personally responsible for the integrity of the information, reports and records under your control. Records must be preserved in sufficient detail as to reflect accurately all of Popular's transactions, and financial statements must always be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, Popular's financial condition and results. Furthermore, Popular is committed to accuracy in tax-related records, and to tax reporting in compliance with all applicable laws. Tax returns are filed on a timely basis and taxes are paid on time.


When creating business records and other documents (including e-mails) that may be retained by Popular or a third party, use common sense and observe standards of good taste regarding content and language. Remember that in the future, Popular or a third party may have to rely on or interpret the document.

You cannot destroy any documents that are potentially relevant to a violation of law or any litigation or any pending, threatened or foreseeable government investigation or proceeding. Individual business areas may have policies concerning the retention of documents, which must be followed at all times.

DISCLOSURE OF FINANCIAL INFORMATION

Employees and directors involved in Popular's disclosure process are required to be familiar and comply with: (i) this Code; (ii) disclosure controls and procedures; and (iii) internal controls over financial reporting procedures.

Each employee or director who is involved in Popular's disclosure process must:

         i. be familiar with the disclosure requirements applicable to Popular, as well as with the business and financial operations of Popular;

         ii. not knowingly misrepresent, or cause others to misrepresent, facts about Popular to others, whether within or outside Popular, including to Popular's independent auditors, governmental regulators and self-regulatory organizations;

         iii. not take any action to fraudulently coerce or manipulate our independent auditors in any way that could render our financial statements misleading; and

         iv. properly review and critically analyze proposed disclosures for accuracy and completeness (or, where appropriate, delegate this task to others).

Popular is committed to full compliance with the Securities and Exchange Commission's regulations pertaining to disclosure of information, including Regulation FD (Fair Disclosure). To ensure compliance with the Regulation, employees should consult with Popular's Chief Financial Officer prior to arranging or participating in any investor or analyst meeting.

Furthermore, Popular, through its senior financial officers, will make full, fair, accurate, timely and understandable disclosure of information that is required to be made public pursuant to federal securities laws.

PRESENTING ETHICAL ISSUES

The Board of Directors of Popular, acting through the Chief Legal Officer and the Executive Vice President for People, Communications and Planning, is responsible for applying and interpreting this Code. The Chief Legal Officer and the Executive Vice President for People, Communications and Planning have designated and supervise an Ethics Officer who is responsible for applying this Code to specific situations in which questions may arise and who has the authority to interpret this Code in any particular situation.

This Code addresses many different business practices and procedures. However, Popular cannot anticipate every issue that may arise. If at any time you are unsure of what to do in any situation, use your judgment and common sense, and seek additional guidance and information before you act. Questions concerning the best course of action in a particular situation, as well as all reports of a suspected or actual possible violation of a law, regulation or Popular ethical standard, must be immediately addressed to any of the following:

         -        Your supervisor or unit's manager.

         -        Your People Division or Office.

         -        The Ethics Officer.

         -        The Chief Legal Officer.

         -        EthicsPoint hotline. (See below).

You are strongly encouraged to alert or notify possible ethical issues on a timely and complete basis. Failure to report any such violation or potential violation is in itself a violation of this Code. Rest assured that Popular will not retaliate nor allow retaliation, harassment or any manner of discrimination against any individual for reports made hereunder in good faith or for providing information or assisting in a lawful investigation by any law enforcement or regulatory agency, or other governmental body.

WHISTLEBLOWING

Popular's Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters. If you have a complaint or concern regarding any of these matters, you should promptly contact the EthicsPoint hotline at www.bancopopular.com/ethicspoint-en for the English version or www.bancopopular.com/ethicspoint for the Spanish version, or by calling 1-866-737-6813 in Puerto Rico, the United States and U.S. Virgin Islands or 1-866-737-6850 if you are elsewhere. Any call to the EthicsPoint hotline in connection with ethical issues will be anonymous, unless you elect otherwise.

INVESTIGATIONS CONCERNING ETHICAL ISSUES AND OTHER MATTERS

Popular needs your full cooperation with all authorized internal or external investigations related, but not limited to those involving ethical issues or complaints of discrimination or harassment. You must never withhold or fail to communicate information that raises ethical questions and that, accordingly, must be brought to the attention of senior management. Making false statements to or otherwise misleading internal or external auditors, Popular's counsel, Popular's representatives or regulators constitutes grounds for immediate termination of employment or other relationship with Popular and may also constitute a criminal act that can result in severe penalties.

III.     WORKPLACE RESPONSIBILITIES

FAIR EMPLOYMENT PRACTICES

We are committed to equal employment opportunities and compliance with the full range of fair employment practices and non-discrimination laws. Popular will not retaliate nor allow retaliation against any individual for raising claims of discrimination or harassment. We must all be familiar and comply with the Equal Employment Opportunity Policies and Affirmative Action Programs adopted by Popular.

DISCRIMINATION AND HARASSMENT

We value and respect diversity among our employees and expect our workplace to be representative of this. We will not tolerate discrimination, harassment or intimidation, whether based on a person's race, color, religion, sex, age, national origin, political affiliation, disability, or any other legally protected status, to be committed by or against a supervisor, co-worker, customer, vendor or visitor. These practices are inconsistent with our tradition of providing a respectful, professional and dignified work environment. To ensure our compliance, we must all be familiar with the guidelines protecting against discrimination and harassment adopted by Popular.

DRUG-FREE WORKPLACE

We are committed to a healthy and productive work environment. Misusing controlled substances or selling, manufacturing, distributing, possessing, using or being under the influence of illegal drugs on the job is prohibited. We must all be familiar with and comply with the guidelines on substance abuse adopted by Popular.

SAFETY IN THE WORKPLACE

Your safety and that of our customers and visitors while in our workplace is a major concern for Popular. You must be familiar with and comply, as Popular does, with all applicable health and safety laws and regulations, as well as with the internal policies of your business area.

SOCIAL RESPONSIBILITY

The community perceives our employees and directors as representatives of Popular. Therefore, our conduct outside of work may positively or negatively impact the image of Popular and the confidence that the clients or potential clients may have in Popular. Each employee and director shall lead a decorous and respectable community life. Furthermore, Popular encourages participation in organizations that promote the well-being of our communities. Your involvement with the community furthers our institutional values.

IV.      INVESTMENTS AND CONFLICTS OF INTEREST

INSIDER TRADING

Insider trading is illegal and liability can be imposed on any person regardless of his or her position in Popular and whether or not the person makes a profit. Insider trading consists of trading while in possession of material non-public information. The definition of "material, non-public information" is broad. Information is "material" (and hence, potentially subject to the prohibition on insider trading), if there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security, or if the information, if made public, would likely affect the market price of such security. Information may be material even if it relates to future, speculative or contingent events, and even if it is significant only when considered in combination with publicly available information. Information is considered to be "non-public" unless it has been publicly disclosed, and adequate time has passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and public.

Furthermore, it is against Popular's policy for any employee or director who may have inside or non-public information about any of our customers or clients or any other company, to purchase or sell the securities of those companies.

These prohibitions apply to transactions for any Popular account, client account or personal account. A personal account is any account in which you have a financial or beneficial interest, or the power to affect or ability to influence trading or investment decisions, either directly or indirectly. Personal accounts typically include accounts of spouses, children and other members of your household.

Also, inside information should not be disclosed to outsiders, since they might make improper use of the information under the applicable securities laws and regulations or might disclose it to other persons who might make improper use of the information.

When "tipping" others, you may be liable for insider trading, even if you do not receive any monetary benefit from the tippee.

If you are uncertain about the legal rules involving your purchase or sale of any securities issued by Popular or any securities in companies that you are familiar with by virtue of your work for Popular, or if you believe you have come into possession of inside information, you may not execute any trade in the securities of the subject company without first consulting with the office of the Chief Legal Officer, who will then determine whether such trade would violate Popular's policy or applicable laws.

Directors and executive officers must be familiar and comply with the more detailed requirements described in Popular's "Director and Executive Officer Guide for Compliance with Certain Provisions of the U.S. Federal Securities Laws."

PERSONAL INVESTMENTS IN POPULAR'S SECURITIES

Popular supports and promotes employee stock ownership. Investments in securities issued by Popular for personal accounts, as defined under the section Insider Trading, should be made with a long-term orientation and as part of a broader investment strategy. For this purpose, you may take advantage of the opportunities Popular offers through its various employee stock plans and its Dividend Reinvestment Plan.

CONFLICTS OF INTEREST

A "conflict of interest" occurs when an individual's personal interest interferes or appears to interfere with the interests of Popular. Conflicts of interest are prohibited as a matter of corporate policy. In particular, an employee or director must never use or attempt to use his or her position at Popular to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person.

Various business areas have specific policies regarding potential conflicts of interest. Moreover, additional rules are applicable to executive officers and directors. You are responsible for knowing and complying with the Corporate Guidelines on Conflicts of Interest, as well as with any other relevant policies applicable to your business area.

Because it is impossible to describe every potential conflict, Popular must rely on your commitment to exercise sound judgment. Should you become aware of a conflict of interest or if you are concerned that a conflict might develop, bring the matter to the attention of the Ethics Officer promptly. Furthermore, please disclose to the Ethics Officer any material transaction or relationship that could reasonably be expected to give rise to such a conflict. Examples of the most common areas in which real or perceived conflicts of interest may arise follow:

         GIFTS AND ENTERTAINMENT

With certain exceptions, you may not accept gifts or other things of value, including entertainment, from current or prospective Popular customers or suppliers, particularly if by accepting you give the impression to others that your business judgment has been or could be compromised. Similarly, you may not accept or allow your close family members to accept gifts, services, loans or other things of value from customers, suppliers or others in exchange for a past, current or future business relationship with Popular. Popular and its various subsidiaries have adopted guidelines relating to gifts and entertainment. You are responsible for knowing and abiding by the guidelines that may be applicable to you.



         OUTSIDE BUSINESS ACTIVITIES

Popular encourages your participation in unaffiliated non-profit and certain for-profit companies or organizations. However, in order to avoid potential or the appearance of conflicts of interest with Popular, you must notify the Ethics Officer if you are a director, officer, employee, agent, consultant or advisor in any such company or organization. If the entity is a competitor or vendor of Popular or potentially one, you must specifically request the approval from the Ethics Officer.

If, upon complying with this Code, you accept an appointment to an unaffiliated entity, you must ensure the proper treatment of confidential information you receive from such entity.

         CORPORATE OPPORTUNITIES

Employees and directors owe a duty to Popular to advance Popular's business interests when the opportunity to do so arises. Accordingly, you are prohibited from taking or directing to a third party a business opportunity that is discovered through the use of corporate property, information or position, unless Popular has already been offered the opportunity and turned it down. More generally, you are prohibited from using corporate property, information or your position to compete with Popular or for personal gain.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. The only prudent course of conduct for you is to make sure that any use of Popular's property or services that is not solely for the benefit of Popular is approved beforehand by the Ethics Officer.

         RELATED PARTY BUSINESS DEALINGS

You must notify the manager of your area or the Ethics Officer of any business relationship or proposed business transaction Popular may have with any company in which you or a party related to you has a direct or indirect interest, or from which you or your related party may derive a benefit, or in which your related party is employed, if such a relationship or transaction might give rise to the appearance of a conflict of interest. These could arise, for example, in situations where Popular is buying or selling property owned by a member of your family or a corporation you own or control.

Directors and executive officers must be familiar and comply with the Audit Committee's Related Party Transaction Procedures. These procedures require the approval of the Audit Committee of Popular's Board of Directors before any director or executive officer engages in certain transactions with Popular or its subsidiaries.

         PERSONAL FINANCIAL SERVICES

You are encouraged to use Popular as your provider of personal financial services. These services will be provided on the same terms that they are provided to all Popular employees. Any business arrangements between you and Popular which are non-standard must have the prior approval of the manager of your business area and the Ethics Officer. Likewise, unless preferential treatment is available on the same terms to similarly situated persons, you should not receive preferential treatment from suppliers, service providers or customers without prior approval from the manager of your business area and the Ethics Officer.


V.       REPRESENTING POPULAR

FAIR DEALING

We have a history of success through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. You should endeavor to deal fairly with Popular's customers, service providers, suppliers, competitors and employees. You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

You must deal with Popular's customers, suppliers, service providers, competitors and employees without regard to race, color, religion, sex, age, national origin, political affiliation, disability, or any other legally protected status.

PUBLISHING, PUBLIC APPEARANCES AND MEDIA

Before publishing any material, making speeches, giving interviews, making public appearances or responding to any inquiries from the media that relate to Popular, please notify the manager of your business area and your local public relations officer or designated individual.

DEALING WITH SUPPLIERS

Popular purchases all goods and services on the basis of price, quality, availability, terms and service in order to make the best use of its assets and deliver value to its customers and shareholders.

Suppliers and service providers must comply with Popular's applicable policies and agree to keep any relationship with Popular confidential, unless disclosure is approved by an authorized representative of Popular. They must also comply with applicable laws.

Persons engaged in procurement decisions for Popular must at all times be guided by the best interest of Popular, void of any undue influence and must also avoid any real or perceived conflict of interest or appearance of impropriety.



POLITICAL ACTIVITIES, CONTRIBUTIONS AND LOBBYING

You have the right to voluntarily participate in the political process. However, you must do so as an individual, not as a representative of Popular. You may not use Popular's property for any political fundraiser or other campaign activities nor work on any such activities while on company time. Any overt, visible and partisan political activity that could cause someone to believe that your actions reflect the views or position of Popular requires the prior approval of the Government Affairs Office. Furthermore, if you choose to contribute individually to a political group or candidate, you must be familiar and comply with the laws and regulations applicable to political contributions. Popular has adopted a Policy on Political Contributions with which we must all comply. Any questions regarding Popular's Policy on Political Contributions must be directed to Popular's Government Affairs Office. You may not be required by Popular or anyone in Popular to contribute to, support or oppose any political group or candidate.

Any participation in a political process other than through Popular's Government Affairs Office is to be undertaken as an individual - not as a representative of Popular. In the event of an appointment to public office, public corporation or government agency, through the Ethics Officer you must obtain the prior approval from Popular's Board of Directors.

You may not engage in lobbying activities on behalf of Popular or its subsidiaries without prior approval of Popular's Government Affairs Office. Lobbying activities must be approved by Popular's Government Affairs Office.

VI.      PRIVACY AND CONFIDENTIALITY

CONFIDENTIAL AND PROPRIETARY INFORMATION

In carrying out Popular's business, you often learn confidential or proprietary information about Popular, its customers, suppliers or joint venture parties. You must maintain the confidentiality of all information so entrusted to us, except when disclosure is authorized or legally mandated. Confidential or proprietary information of Popular, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed. Your responsibility is to protect the confidentiality of non-public information you obtain in connection with your activities at Popular while working for Popular and continues after you cease your employment or association with Popular.

PRIVACY OF CUSTOMER INFORMATION AND PROTECTION OF DATA

Keeping customer information secure and using it appropriately is a top priority for Popular. Any confidential information shared by our customers with us should be properly safeguarded. Furthermore, customer information may only be used for the reasons for which it was gathered, unless further use is allowed by law. Popular has adopted a Privacy Policy that details our commitments to customers and the processes that define, document, monitor and manage the security of information. You must be familiar with and comply with our Privacy Policy.

PRIVACY OF EMPLOYEE INFORMATION

We recognize that certain employee information may be private and confidential, and are committed to the protection of this information. Confidential employee information must not be shared or discussed outside Popular, except as authorized by the employee or as required by law, rule, regulation or a subpoena or order issued by a court of competent jurisdiction or requested by a judicial, administrative or legislative body. Under any other circumstances, the Chief Legal Officer must approve requests for such records from anyone outside Popular.

VII.     OTHER LEGAL AND COMPLIANCE MATTERS

The following discussion highlights a few other laws and issues of general application, but does not attempt to cover every circumstance that may arise in business transactions. When in doubt, you are urged to consult the Chief Legal Officer.

ANTI-MONEY LAUNDERING / KNOW YOUR CUSTOMER

Popular is committed to assist governments, international organizations and other members of the financial services industry in the struggle to close the channels used by money launderers. Therefore, Popular requires its businesses to develop and implement effective anti-money laundering programs to comply with applicable law and to shield Popular from being used for money laundering activities. You must know and comply with your business's specific anti-money laundering policies and procedures. No business opportunity is worth compromising our commitment to combat money laundering.

The USA Patriot Act and other laws and regulations impose specific requirements for financial institutions to know their customers. You must follow Popular's Know Your Customer Policy and any Know Your Customer policies and procedures specific to your business.

You may direct any questions regarding Popular's anti-money laundering and know-your-customer efforts to your AML Compliance Officer. Any unusual activities regarding anti-money laundering or terrorism financing must be reported to your AML Compliance Officer or, should you wish to make your report anonymously, to the EthicsPoint hotline at www.bancopopular.com/ethicspoint-en for the English version or www.bancopopular.com/ethicspoint for the Spanish version, or by calling 1-866-737-6813 in Puerto Rico, the United States and U.S. Virgin Islands or 1-866-737-6850 if you are elsewhere.



FINANCIAL HOLDING COMPANY REGULATORY RESTRICTIONS

The U.S. Bank Holding Company Act and other banking laws impose various requirements and restrictions on the activities of Popular. In order to ensure compliance, you must consult with the Legal Division of your particular business unit in the event of proposed acquisitions, investments or the divestiture of businesses or assets, as well as the interest to provide new products or services.

VIII.    CONCLUSION

It is our responsibility to protect Popular's integrity and promote its ethical values. Each of us should be an example of Popular's corporate culture representing the highest standards of ethics, integrity and morality. Therefore, every year you will be required to read this Code of Ethics and certify that you have read, understood and followed the same.